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                                                                      EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT

         1.      First Enterprise Acceptance Company, an Illinois corporation

         2.      First Enterprise Securitization Corp., a Delaware corporation

         2.      First Enterprise Securitization Co. II, a Delaware corporation





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